Exhibit 99.1

NEWS RELEASE          ______________________________________________________________________________________________________
For Release:        Immediately
Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER EARNINGS

•	Net sales up 34% over PY

•	Adjusted EPS increased 77%

(Calhoun, Ga.) - February 20, 2014 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2013 fourth quarter net earnings of $95 million and diluted earnings per share (EPS) of $1.29. Excluding unusual charges and discontinued operations, net earnings for the quarter were $131 million and EPS was $1.79, a 77% increase over last year’s fourth quarter adjusted EPS. Net sales for the fourth quarter of 2013 were approximately $1.9 billion, an increase of 34% versus the prior year’s fourth quarter or 33% on a constant exchange basis. For the fourth quarter of 2012, net sales were approximately $1.4 billion, net earnings were $66 million and EPS was $0.95; excluding unusual charges, net earnings were $70 million and EPS was $1.01.
For the twelve months ending December 31, 2013, net sales were approximately $7.3 billion, an increase of approximately 27% versus the prior year or 26% on a constant exchange basis. Net earnings and EPS for the twelve month period were $349 million and $4.82, respectively. Excluding unusual charges and discontinued operations, net earnings were $473 million and EPS was $6.55, an increase of 73% over the twelve month adjusted EPS results in 2012. For the twelve months ending December 31, 2012, net sales were approximately $5.8 billion, net earnings were $250 million and EPS was $3.61. Excluding unusual charges, net earnings and EPS were $262 million and $3.78, respectively.
Commenting on Mohawk Industries’ fourth quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our fourth quarter results were better than projected primarily as a result of higher top-line growth in our U.S. ceramic business, a strong performance from our Pergo acquisition and lower interest expense due to an upgrade in our credit rating. Our legacy net sales increased approximately 6% as reported, with additional revenue growth from our recent acquisitions. As a result of improved product mix, increased productivity and SG&A management, our adjusted operating income for the quarter rose 260 basis points from last year to approximately 10% of net sales and for the year improved by 250 basis points to 9.4% of net sales. We believe we are well positioned for both revenue and earnings growth in 2014.”
Carpet segment net sales for the quarter were $747 million, up 3% over last year, primarily due to strong performances of the Company’s ultra-soft residential products and expansion of the polyester product line. Adjusted SG&A decreased both as a percentage of net sales as well as total expenses from cost reductions and improved execution. The segment’s operating margins, excluding unusual charges, for the quarter were approximately 9% of net sales, an increase of 160 basis points from increased volumes, productivity gains, cost reduction and improved product mix. In residential, increased premium carpet sales improved our product mix, and polyester product sales rose substantially as our Continuum introductions gained traction across all channels. In commercial, margins expanded due to new product introductions and the use of performance fibers that enhance our value proposition. Productivity gains are positively impacting our margins, and we lowered costs through reduced changeover costs and waste, enhanced manufacturing alignment, quality improvements and material optimization.
Ceramic segment net sales for the quarter were $738 million, up 84% compared to the prior year, with strong growth from the Dal-Tile business and the Marazzi acquisition. During the period, operating margins, excluding unusual charges, grew 320 basis points to 10% of net sales as a result of higher volumes, efficiency gains and improved product mix. In the U.S., the integration of Dal-Tile and Marazzi has been completed, resulting in new collections with enhanced style and design as well as improved technologies across the business. In Mexico, the Company’s ceramic business is increasing distribution, enhancing product mix and improving margins. In Russia, sales benefited from expanded participation in the new construction and home center channels, supported with unique products and dedicated sales teams. Restructuring the Company’s ceramic business in Europe reduced cost structures, improved the sales organization through a geographic realignment and decreased manufacturing complexities.
Laminate and wood segment net sales for the quarter were $466 million, up 41% over last year, with most of that increase from growth in the U.S. and the acquisitions of Pergo and Spano. Operating margins, excluding unusual charges, were approximately 12% of net sales, up 260 basis points over the prior year due to lower SG&A, higher volume in North America and reduced amortization. The Unilin and Pergo laminate businesses have been fully integrated, reducing SG&A and improving operational efficiencies. The segment’s U.S. wood business grew significantly during the quarter along with new home sales. Legacy European sales were about flat with the prior year on a local basis. Laminate flooring was down slightly in Europe, offset by growth in luxury vinyl tile (LVT). Construction of the Company’s new LVT facility in Europe is underway, with production scheduled to commence by the end of 2014. All of Spano and Unilin’s administrative and sales functions have now been consolidated. A Spano manufacturing facility was closed during the quarter and production was shifted into other operations.
“Through investments in acquisitions and capital expenditures, productivity improvements and product innovation, we have positioned Mohawk for growth and improved profitability in all segments during 2014,” said Lorberbaum. “We have made excellent progress with integrating our acquisitions to maximize their market positions and improve their cost structures. In the U.S., Mohawk is the largest flooring provider with significant shares of the carpet, ceramic, laminate, wood, stone, rug and carpet underlay markets. We are well positioned to improve our results as new construction and remodeling expand in both the residential and commercial categories. In Europe, we continue to lower our cost structure, enhance productivity and improve our product offerings to position the Company for future growth as the industry improves from its cyclical bottom. This year, we anticipate growing both our sales and margins in our legacy businesses and recent acquisitions. We continue to assess additional acquisition opportunities in flooring products around the world to further expand the business. With these factors, our guidance for first quarter earnings is $1.13 to $1.19 per share, excluding any restructuring charges. Our first quarter results are seasonally our lowest and in the past four years represented about 1/7th of our total annual earnings. While the weather in the first half of this quarter has impacted the timing of some of our U.S. orders and shipments, our first quarter results are expected to be in line with normal seasonal patterns. We anticipate orders improving and our backlog declining, limiting the impact on the quarter.”
“We are optimistic about the future of the flooring industry and our participation in it. This year, we anticipate increasing capital investments in our businesses to support additional growth, expand our product offerings and reduce costs. We will continue driving all aspects of our business to improve profits and increase shareholder value.”
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Bigelow, Daltile, Durkan, Karastan, Lees, Marazzi, Kerama Marazzi, Mohawk, Pergo, Unilin and Quick-Step. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, China, Europe, India, Malaysia, Mexico, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 21, 2014 at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
Conference ID # 31815143. A replay will be available until Wednesday, March 5, 2014 by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 31815143.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$1,924,104	1,435,659	7,348,754	5,787,980
Cost of sales	1,411,307	1,066,328	5,427,945	4,297,922
Gross profit	512,797	369,331	1,920,809	1,490,058
Selling, general and administrative expenses	361,809	273,471	1,373,878	1,110,550
Operating income	150,988	95,860	546,931	379,508
Interest expense	22,148	15,402	92,246	74,713
Other expense, net	2,656	1,366	9,114	303
Earnings from continuing operations before income taxes	126,184	79,092	445,571	304,492
Income tax expense	15,420	12,703	78,385	53,599
Earnings from continuing operations	110,764	66,389	367,186	250,893
Loss from discontinued operations, net of income tax benefit of $268 and $1,050, respectively	(15,981)	—	(17,895)	—
Net earnings including noncontrolling interest	94,783	66,389	349,291	250,893
Net earnings attributable to noncontrolling interest	132	—	505	635
Net earnings attributable to Mohawk Industries, Inc.	$94,651	66,389	348,786	250,258

Basic earnings per share attributable to Mohawk Industries, Inc.
Income from continuing operations	$1.52	0.96	5.11	3.63
Loss from discontinued operations, net of income taxes	(0.22)	—	(0.25)	—
Basic earnings per share attributable to Mohawk Industries, Inc.	$1.30	0.96	4.86	3.63
Weighted-average common shares outstanding - basic	72,654	69,095	71,773	68,988

Diluted earnings per share attributable to Mohawk Industries, Inc.
Income from continuing operations	$1.51	0.95	5.07	3.61
Loss from discontinued operations, net of income taxes	(0.22)	—	(0.25)	—
Diluted earnings per share attributable to Mohawk Industries, Inc.	$1.29	0.95	4.82	3.61
Weighted-average common shares outstanding - diluted	73,214	69,536	72,301	69,306

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$198,190	289,043	525,163	587,590
Depreciation and amortization	$86,329	63,878	308,871	280,293
Capital expenditures	$111,027	73,296	366,550	208,294

Consolidated Balance Sheet Data
(Amounts in thousands)
			December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents			$54,066	477,672
Receivables, net			1,062,875	679,473
Inventories			1,572,325	1,133,736

Prepaid expenses and other current assets			248,918	147,580
Deferred income taxes			147,534	111,585
Total current assets			3,085,718	2,550,046
Property, plant and equipment, net			2,701,743	1,692,852
Goodwill			1,736,092	1,385,771
Intangible assets, net			811,602	553,799
Deferred income taxes and other non-current assets			159,022	121,216
Total assets			$8,494,177	6,303,684
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$127,218	55,213
Accounts payable and accrued expenses			1,193,593	773,436
Total current liabilities			1,320,811	828,649
Long-term debt, less current portion			2,132,790	1,327,729
Deferred income taxes and other long-term liabilities			570,270	427,689
Total liabilities			4,023,871	2,584,067
Total stockholders' equity			4,470,306	3,719,617
Total liabilities and stockholders' equity			$8,494,177	6,303,684

Segment Information	Three Months Ended		As of and for the Twelve Ended
(Amounts in thousands)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales:
Carpet	$747,143	725,895	2,986,096	2,912,055
Ceramic	738,004	401,637	2,677,058	1,616,383
Laminate and Wood	466,082	329,969	1,792,260	1,350,349
Intersegment sales	(27,125)	(21,842)	(106,660)	(90,807)
Consolidated net sales	$1,924,104	1,435,659	7,348,754	5,787,980

Operating income (loss):
Carpet	$60,087	51,968	209,023	158,196
Ceramic	57,637	21,039	209,825	120,951
Laminate and Wood	40,290	29,796	159,365	126,409
Corporate and eliminations	(7,026)	(6,943)	(31,282)	(26,048)
Consolidated operating income	$150,988	95,860	546,931	379,508

Assets:
Carpet			$1,786,085	1,721,214
Ceramic			3,787,785	1,731,258
Laminate and Wood			2,716,759	2,672,389
Corporate and eliminations			203,548	178,823
Consolidated assets			$8,494,177	6,303,684

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net earnings attributable to Mohawk Industries, Inc.		$94,651	66,389	348,786	250,258
Adjusting items:
Restructuring, acquisition and integration-related costs		37,812	6,109	113,420	18,564
Acquisition purchase accounting (inventory step-up)		—	—	31,041	—
Discontinued operations		16,249	—	18,945	—
Deferred loan cost		—	—	490	—
Interest on 3.85% senior notes		—	—	3,559	—
Income taxes		(17,621)	(2,111)	(42,841)	(7,003)
Adjusted net earnings attributable to Mohawk Industries, Inc.		$131,091	70,387	473,400	261,819

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.		$1.79	1.01	6.55	3.78
Weighted-average common shares outstanding - diluted		73,214	69,536	72,301	69,306

Reconciliation of Operating Cash Flow to Free Cash Flow
(Amounts in thousands)
	Three Months Ended
	December 31, 2013
Net cash provided by operating activities	$198,190
Less: Capital expenditures	111,027
Free cash flow	$87,163

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
	December 31, 2013
Current portion of long-term debt	$127,218
Long-term debt, less current portion	2,132,790
Less: Cash and cash equivalents	54,066
Net Debt	$2,205,942

Reconciliation of Operating Income to Proforma Adjusted EBITDA
(Amounts in thousands)
	Three Months Ended				Trailing Twelve Months Ended
	March 30, 2013	June 29, 2013	September 28, 2013	December 31, 2013	December 31, 2013
Operating income	$86,842	133,198	175,903	150,988	546,931
Other (expense) income	(6,387)	1,097	(1,168)	(2,656)	(9,114)
Net (earnings) loss attributable to noncontrolling interest	(72)	190	(491)	(132)	(505)
Depreciation and amortization	60,349	80,643	81,550	86,329	308,871
EBITDA	140,732	215,128	255,794	234,529	846,183
Restructuring, acquisition and integration-related costs	9,856	41,321	24,431	37,812	113,420
Acquisition purchase accounting (inventory step-up)	—	18,744	12,297	—	31,041
Acquisitions EBITDA	43,072	—	—	—	43,072
Proforma Adjusted EBITDA	$193,660	275,193	292,522	272,341	1,033,716

Net Debt to Proforma Adjusted EBITDA					2.1

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$1,924,104	1,435,659	7,348,754	5,787,980
Adjustment to net sales on a constant exchange rate	(12,250)	—	(34,536)	—
Net sales on a constant exchange rate	$1,911,854	1,435,659	7,314,218	5,787,980

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	December 31, 2013	December 31, 2012
Gross profit	$512,797	369,331
Adjustments to gross profit:
Restructuring, acquisition and integration-related costs	16,707	5,197
Adjusted gross profit	$529,504	374,528
Adjusted gross profit as a percent of net sales	27.5%	26.1%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2013	December 31, 2012
Selling, general and administrative expenses	$361,809	273,471
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related costs	(19,644)	(912)
Adjusted selling, general and administrative expenses	$342,165	272,559
Adjusted selling, general and administrative expenses as a percent of net sales	17.8%	19.0%

Reconciliation of Segment Selling, General and Administrative Expenses to Adjusted Segment Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
Carpet	December 31, 2013	December 31, 2012
Selling, general and administrative expenses	$120,808	118,417
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related costs	(3,487)	—
Adjusted selling, general and administrative expenses	$117,321	118,417
Adjusted selling, general and administrative expenses as a percent of net sales	15.7%	16.3%

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income	$150,988	95,860	546,931	379,508
Adjustments to operating income:
Restructuring, acquisition and integration-related costs	36,351	6,109	111,939	18,564
Acquisition purchase accounting (inventory step-up)	—	—	31,041	—
Adjusted operating income	$187,339	101,969	689,911	398,072
Adjusted operating margin as a percent of net sales	9.7%	7.1%	9.4%	6.9%

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
Carpet	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income	$60,087	51,968	209,023	158,196
Adjustment to segment operating income:
Restructuring, acquisition and integration-related costs	6,005	—	13,603	10,504
Adjusted segment operating income	$66,092	51,968	222,626	168,700
Adjusted operating margin as a percent of net sales	8.8%	7.2%	7.5%	5.8%

	Three Months Ended		Twelve Months Ended
Ceramic	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income	$57,637	21,039	209,825	120,951
Adjustments to segment operating income:
Restructuring, acquisition and integration-related costs	15,982	6,109	42,876	6,109
Acquisition purchase accounting (inventory step-up)	—	—	31,041	—
Adjusted segment operating income	$73,619	27,148	283,742	127,060
Adjusted operating margin as a percent of net sales	10.0%	6.8%	10.6%	7.9%

	Three Months Ended		Twelve Months Ended
Laminate and Wood	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income	$40,290	29,796	159,365	126,409
Adjustment to segment operating income:
Restructuring, acquisition and integration-related costs	13,852	—	54,235	1,951
Adjusted segment operating income	$54,142	29,796	213,600	128,360
Adjusted operating margin as a percent of net sales	11.6%	9.0%	11.9%	9.5%

Reconciliation of Earnings from Continuing Operations Before Income Taxes to Adjusted Earnings from Continuing Operations Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	December 31, 2013	December 31, 2012
Earnings from continuing operations before income taxes	$126,184	79,092
Adjustments to earnings from continuing operations before income taxes:
Restructuring, acquisition and integration-related costs	37,812	6,109
Adjusted earnings from continuing operations before income taxes	$163,996	85,201

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	December 31, 2013	December 31, 2012
Income tax expense	$15,420	12,703
Income tax effect of adjusting items	17,353	2,111
Adjusted income tax expense	$32,773	14,814

Adjusted income tax rate	20%	17%

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for the planning and forecasting in subsequent periods.  In particular, the Company believes excluding the impact of restructuring, acquisition and integration-related costs is useful because it allows investors to evaluate our performance for different periods on a more comparable basis.